UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Family Dollar Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-0942963
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

Family Dollar Stores, Inc. (the “Company”) hereby amends the information set forth in the Registration Statement on Form 8-A filed by the Company on March 3, 2011, as amended on Form 8-A/A filed by the Company on February 24, 2012, relating to the Rights Agreement, dated as of March 2, 2011 (the “Original Rights Agreement”), as amended by Amendment No. 1, dated February 24, 2012 (“Amendment No. 1” and, together with the Original Rights Agreement, the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), by adding the information set forth below.

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

On November 16, 2012, the Company and the Rights Agent entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement to accelerate the expiration of the Rights (as defined in the Rights Agreement) to November 16, 2012. As a result of Amendment No. 2, the Rights expired and the Rights Agreement terminated effective 5:00 p.m., New York City time, on November 16, 2012.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, a copy of which is attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2012, and is incorporated by reference herein.

A copy of the Original Rights Agreement was filed with the Commission as Exhibit 4.1 to a Form 8-K on March 3, 2011, and is incorporated by reference herein. A copy of Amendment No. 1 was filed with the Commission as Exhibit 4.2 to a Form 8-K on February 24, 2012, and is incorporated by reference herein.

ITEM 2. EXHIBITS

4.1	Rights Agreement, dated as of March 2, 2011, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 of Family Dollar Stores, Inc.’s Current Report on Form 8-K filed on March 3, 2011).

4.2	Amendment No. 1, dated as of February 24, 2012, to the Rights Agreement, dated as of March 2, 2011, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of Family Dollar Stores, Inc.’s Current Report on Form 8-K filed on February 24, 2012).

4.3	Amendment No. 2, dated as of November 16, 2012, to the Rights Agreement, dated as of March 2, 2011, as amended by Amendment No. 1, dated February 24, 2012, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 of Family Dollar Stores, Inc.’s Current Report on Form 8-K filed on November 16, 2012)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.

Date: November 16, 2012	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr. Senior Vice President, General Counsel and Secretary

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